For Immediate Release


                  COOPERATIVE BANK ANNOUNCES COMPLETION OF THE
                MERGER OF BANK OF JEFFERSON INTO COOPERATIVE BANK

         September 5, 2007, Wilmington, NC -- Cooperative Bank, the wholly owned subsidiary of Cooperative Bankshares, Inc. (NASDAQ: "COOP") announced effective at the close of business on August 31, 2007 the bank completed the merger of the newly acquired Bank of Jefferson into Cooperative Bank.

         Frederick Willetts, III, Cooperative's President and Chief Executive Officer, stated: "Expansion into South Carolina has long been a strategic goal of ours. Bank of Jefferson (located in Chesterfield County, South Carolina) was a respected, well run community bank and we plan to keep it that way. We may be changing names, but the same friendly staff will be there to serve its customers. This acquisition gives us the opportunity to move into the Grand Strand area also. Horry County is adjacent to Brunswick County in North Carolina where Cooperative already operates two offices".

         Former Bank of Jefferson customers can expect expanded services for individuals and small businesses. More lending power, free online banking and bill pay for personal and business accounts, phone banking and wealth management are other benefits of the merger.

         The bank plans to have a community wide customer appreciation day in the Fall in Jefferson. The name of the bank will change immediately, but the actual accounts and ledger conversion will not be completed until year end.

         Chartered in 1898, Cooperative Bank provides a full range of financial services through 23 offices in Eastern North Carolina and one office in Jefferson, South Carolina. Cooperative Bank's subsidiary, Lumina Mortgage, Inc., is a mortgage banking firm, originating and selling residential mortgages through two offices in North Carolina.

         Statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which contain words such as "expects," "intends," "believes" or words of similar import, are subject to numerous risks and uncertainties disclosed from time to time in documents the Company files with the Securities and Exchange Commission (the "SEC"), which could cause actual results to differ materially from the results currently anticipated. Undue reliance should not be placed on such forward-looking statements.


Contact: Frederick Willetts, III  910-343-0181